Global Axcess Corp Signs $17 Million Credit Facility With
Fifth Third Bank

- Capital will Extinguish Existing Credit Facilities and Fund ATM and DVD Equipment Purchases; Cost of Debt Reduced –

JACKSONVILLE, Fla., June 21, 2010 /PRNewswire-FirstCall/ -- Global Axcess Corp (OTC Bulletin Board: GAXC - News; the "Company"), an independent provider of self-service kiosk solutions, today announced that it has signed an agreement for a $17 million credit facility from Fifth Third Bank, reducing the Company’s cost of debt and extending its ability to fund anticipated growth in both the ATM and DVD kiosk business lines.

The credit facility is broken down as follows:
•	A $5 million “Term Note” to pay off SunTrust and Proficio bank balances. This term note carries a three-year term, amortized over three years.
•
A $2 million “Draw Note” to fund DVD inventory purchases for the recent grocery store chain agreement and other anticipated new clients. This draw note carries an 18-month amortization term subsequent to each drawdown.

•
A $10 million “Equipment Line” to fund the purchase of DVD kiosks for the recent grocery store chain agreement as well as future purchases or acquisitions of DVD kiosks and ATMs. This equipment line carries a term of one-year interest-only followed by an amortization of three years subsequent to each drawdown.

All components of the credit facility carry interest of LIBOR plus up to 400 basis points or 5.5%, whichever is greater. The lines are cross-collateralized by the Company’s eligible inventory, equipment including ATM and DVD Kiosks, all business assets, excluding collateral not already secured by leases, and assignment of existing and future contracts and purchase agreements. In addition, Global Axcess will be entering into a SWAP agreement to lock in the Equipment Line rates (currently estimated at 6.75%) 12 months after each drawdown. The Company anticipates drawing down this line in conjunction with signing new agreements and funding the equipment purchases.  The Company believes that its credit profile, combined with the low rate environment and its relationship with Fifth Third Bank, has enabled it to obtain these favorable rates.

As a result of the closing of the Term Note and the payoffs of SunTrust and Proficio, the Company expects to record a one-time, non-cash expense of approximately $60,000 during the second quarter of 2010, relating to accelerated amortization expenses for the loan fees paid on these two notes.  Additionally, the Company expects to record $40,000 of prepayment fees in connection with the early payment of the notes to SunTrust and Proficio.

"Global Axcess is poised to build on its success in deploying and managing ATMs to expand its business into the popular and rapidly growing market for self-service DVD kiosks, and Fifth Third Bank is proud to be their financing partner in this effort," said Janice Kriwanek, Vice President - Director of Commercial Middle Market Banking North Florida. "The track record of consistent profitability at Global Axcess gave us confidence and enabled us to extend this multi-year line of credit to meet their existing and anticipated growth objectives."

7800 Belfort Parkway, Suite 165, Jacksonville, FL 32256
www.globalaxcess.biz

Michael Loiacono, Chief Financial Officer of Global Axcess Corp, added, “We are pleased to secure this new financing partnership agreement with Fifth Third Bank, and view this commitment as a clear vote of confidence in our business plan to expand our ATM and DVD kiosks presence. We believe that we have secured these facilities at very favorable rates, and expect this agreement to reduce our cost of debt by at least 25% over the next three years while also reducing our reliance on operating cash as previously we had planned to fund these inventory purchases with our existing cash. This facility also enables us to bring the $800,000 of cash, currently classified as restricted cash due to the SunTrust note, back into operating cash. With this new financing, we are confident in our ability to fund inventory purchases for both our existing agreements and equipment purchases for future contracts to enable us to execute our aggressive growth strategy.”

About Global Axcess Corp

Headquartered in Jacksonville, Florida, Global Axcess Corp was founded in 2001 with a mission to emerge as the leading independent provider of self-service kiosk services in the United States. The Company provides turnkey ATM and other self-service kiosk management solutions that include cash and inventory management, project and account management services. Global Axcess Corp currently owns, manages or operates more than 4,500 ATMs and other self-service kiosks in its national network spanning 43 states. For more information on the Company, please visit http://www.globalaxcess.biz. For more information on Nationwide Money Services, please visit http://www.nationwidemoney.com.

Investor Relations Contacts:
Sharon Jackson: 904-395-1149
IR@GAXC.biz

Hayden IR:
Brett Maas or Jeff Stanlis: (646) 536-7331
Brett@haydenir.com / Jeff@haydenir.com

This press release may contain forward-looking statements. Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as: "believes," "expects," "may," "will," "should," or "anticipates," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Various important risks and uncertainties may cause the Company's actual results to differ materially from the results indicated by these forward-looking statements. For a list and description of the risks and uncertainties the Company faces, please refer to Part I, Item 1A of the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 3, 2010, and other filings that have been filed with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, and such statements are current only as of the date they are made.

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7800 Belfort Parkway, Suite 165, Jacksonville, FL 32256
www.globalaxcess.biz